Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL YEAR 2009 RESULTS

JASPER, IN (February 6, 2009) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $327.6 million and income from continuing operations of $8.2 million, or $0.22 per Class B diluted share, for the second quarter of fiscal year 2009, which ended December 31, 2008. The second quarter fiscal year 2009 income from continuing operations includes a $4.8 million after-tax gain, or $0.13 per Class B diluted share, related to the sale of a portion of the Company's undeveloped land holdings and timberland; $1.6 million of after-tax income, or $0.04 per Class B diluted share, for advance funds retained by the Company resulting from the termination of the contract to sell the Company's Poland building and real estate; and $0.7 million of after-tax restructuring expense, or $0.02 per Class B diluted share. Excluding these items, the Company recorded non-GAAP income from continuing operations of $2.5 million, or $0.07 per Class B diluted share for the fiscal year 2009 second quarter.

Consolidated Overview

Financial Highlights	Three Months Ended
(Dollars in millions, Except Per Share Data)	December 31, 2008	% of Sales	December 31, 2007	% of Sales	Percent Change
Net Sales	$ 327.6		$347.8		(6%)
Gross Profit	$ 56.3	17.2%	$ 66.7	19.2%
Selling and Administrative Expense	$ 49.0	15.0%	$ 60.2	17.3%
Restructuring Expense	$ 1.1	0.3%	$ 0.6	0.2%
Other General Income	$ (9.9)	(3.0%)	$ 0.0	0.0%
Income from Continuing Operations	$ 8.2	2.5%	$ 4.2	1.2%	93%
Earnings Per Class B Diluted Share from Continuing Operations	$ 0.22		$ 0.11		100%

Non-GAAP Financial Measures
Income from Continuing Operations excluding Timber and Land Sale Gain, Contract Termination Income and Restructuring Charges	$ 2.5	0.8%	$ 4.6	1.3%	(46%)
Earnings Per Class B Diluted Share from Continuing Operations excluding Timber and Land Sale Gain, Contract Termination Income and Restructuring Charges	$ 0.07		$ 0.12		(42%)
  Second quarter fiscal year 2009 net sales declined 6% in both the Electronic Manufacturing Services (EMS) segment and the Furniture segment when compared with the prior year.

  Consolidated second quarter gross profit as a percent of net sales declined 2.0 percentage points when compared to the second quarter of the prior year due to lower margins in both the EMS segment and the Furniture segment.

  Consolidated second quarter selling and administrative expenses declined 19% compared to the prior year primarily related to benefits realized as a result of previously announced restructurings; lower incentive compensation and employee benefit costs which are linked to Company profitability; lower sales and marketing incentive costs; and lower travel costs. Partially offsetting these cost declines were increases in employee healthcare costs and bad debt expense. Additionally, the Company recorded a $2.2 million favorable adjustment in selling and administrative expenses due to a reduction in its Supplemental Employee Retirement Plan (SERP) liability resulting from the normal revaluation of the liability to fair value in the current year second quarter, compared to $0.3 million income that was recorded in the prior year second quarter, which resulted in a favorable $1.9 million quarter over quarter variance. The gain from the reduction of the SERP liability that was recognized in selling and administrative expenses was exactly offset by a decline in the SERP investment which was recorded in Other Income/Expense as expense; therefore there was no effect on net earnings. The SERP investment is primarily comprised of employee contributions.

  Other General Income in the second quarter of fiscal year 2009 includes an $8.0 million pre-tax gain on the sale of a portion of the Company's undeveloped land holdings and timberlands. The gain is included in Unallocated Corporate in segment reporting. The remainder of the land and timber sale closings will occur in the Company's fiscal year 2009 third quarter. Refer to the Company's Form 8-K filed on November 14, 2008 for additional information on the land and timber sales. In addition, the Company had a conditional agreement to sell and lease back the facilities and real estate that house its current Poland operations. However, during the second quarter of fiscal year 2009, the buyer was unable to close the transaction. As a result, the Company is entitled to retain approximately $1.9 million of the deposit funds held by the Company which was recorded as pre-tax income in Other General Income. This income was recorded in the EMS segment. The Company is actively marketing the Poland building and real estate. Refer to the Company's Form 8-K filed on January 7, 2009 for additional information on the contract termination.

  Restructuring expense during the second quarter of fiscal year 2009 was primarily related to the Company's European consolidation plan.

  Other income/expense for the second quarter declined $4.2 million from the prior year partially related to the SERP adjustment disclosed above. In addition, Other income/expense was unfavorably impacted by foreign currency movements when compared to the prior year which are partially offset by a favorable currency impact within operating income.

  The Company's effective tax rate of 33.6% for the current year second quarter was favorably impacted by an $0.8 million tax benefit related to its European operations and a $0.5 million adjustment to the research and development tax credit. The effective tax rate for the current year second quarter was negatively impacted by losses generated in select foreign jurisdictions which have a lower tax rate.

  Operating cash flow for the second quarter of fiscal year 2009 was a cash outflow of $1.1 million compared to a cash inflow of $12.4 million in the second quarter of the prior year. The Company's net cash position from an aggregate of cash and short-term investments less short-term borrowings decreased to $7.6 million at December 31, 2008 compared to $29.8 million at June 30, 2008.

James C. Thyen, Chief Executive Officer and President, stated, "The global economic recession has dramatically affected order rates in both of our segments. The extended financial and housing crises, along with the consumer spending decline, have increased operational uncertainty. The automotive market in our EMS segment, along with the contract/project furniture market in our Furniture segment, are experiencing the most volatility and stress. Open orders for both segments at December 31, 2008 are down significantly from the beginning of our fiscal second quarter levels, a key indicator of forward operating levels."

Mr. Thyen continued, "We continue to respond to the rapid change in the markets with a sharpened focus on preserving liquidity while seeking to sustain sales and market share. We are continuing, with intensity, driving additional cost reductions and process improvements supporting variable cost productivity. We have tightened controls on capital spending and increased oversight risk assessment of working capital, customers, and suppliers."

Mr. Thyen concluded, "This economic environment will continue to present very significant challenges in the near term. Until the financial and housing crises abate and recovery is demonstrated by increased consumer confidence and spending, we will be forced to make very difficult cost choices impacting quarterly earnings versus sustaining longer-term core capabilities. A common characteristic of all of our vertical markets is that changes in demand for products and services can and do change weekly. Visibility into the future, for us and our customers, is very limited and much more unpredictable than at any time in the past. Our balance sheet remains strong which will allow us to continue to invest prudently to improve our market position."

Electronic Manufacturing Services Segment

Financial Highlights	Three Months Ended
(Dollars in millions)	December 31, 2008	December 31, 2007	Percent Change
Net Sales	$ 166.9	$ 177.4	(6%)
(Loss) from Continuing Operations	$ (0.7)	$ (2.1)	66%
Non-GAAP Financial Measures Reconciliation
(Loss) from Continuing Operations	$ (0.7)	$ (2.1)	66%
Restructuring Charges, Net of Tax	$ 0.5	$ 0.1
Contract Termination Income, Net of Tax	$ (1.6)	$ 0.0
(Loss) from Continuing Operations, Excluding Contract Termination Income and Restructuring Charges	$ (1.8)	$ (2.0)	8%
  Net sales to customers in the public safety industry were higher in the second quarter of fiscal year 2009 compared to last year while net sales to customers in the automotive and industrial control industries experienced double digit percentage declines compared to the prior year. Sales to customers in the medical industry declined slightly when compared to the second quarter of the prior year.

  Gross profit as a percent of net sales for the fiscal year 2009 second quarter declined in this segment when compared to the second quarter of the prior year primarily related to the lower volumes and the segment's European operations which are currently being consolidated into one facility. Contractual customer price reductions on select products also negatively impacted gross profit in the second quarter compared to last year. Partially mitigating the lower margins are benefits the segment realized on the North American consolidation activities which were completed late in fiscal year 2008.

  Despite the lower sales volumes and reduction in gross margins, the EMS segment reduced its net loss in the second quarter fiscal year 2009 compared to the prior year due to a 26% reduction in selling and administrative expenses. The reduced selling and administrative expenses were primarily related to benefits realized from restructuring activities, reduced spending on travel, and lower depreciation/amortization expense.

Furniture Segment

Financial Highlights	Three Months Ended
(Dollars in millions)	December 31, 2008	December 31, 2007	Percent Change
Net Sales	$ 160.7	$170.4	(6%)
Income from Continuing Operations	$ 4.0	$ 5.8	(30%)
Non-GAAP Financial Measures Reconciliation
Income from Continuing Operations	$ 4.0	$ 5.8	(30%)
Restructuring Charges, Net of Tax	$ 0.2	$ 0.2
Income from Continuing Operations, Excluding Restructuring Charges	$ 4.2	$ 6.0	(30%)
  Fiscal year 2009 second quarter net sales of furniture products declined 6% compared to the prior year as a result of lower office furniture net sales.

  Income from continuing operations in this segment for the current year second quarter was lower than the prior year due to the lower volumes, higher commodity and freight costs, increased discounting on select product, higher employee healthcare costs, and a sales mix shift to lower margin product. Partially offsetting the higher costs were price increases on select product, benefits realized from the previously announced workforce reduction restructuring activities, lower incentive compensation and employee benefit costs which are linked to Company profitability and lower sales and marketing incentive costs. In addition, the current year second quarter was favorably impacted by a decrease in LIFO inventory reserves resulting from lower inventory levels.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The two non-GAAP financial measures on a consolidated basis used within this release include 1) income from continuing operations excluding timber and land sale gain, contract termination income, and restructuring charges and 2) earnings per share from continuing operations excluding timber and land sale gain, contract termination income, and restructuring charges. The non-GAAP financial measures on a segment basis used within this release include income from continuing operations excluding contract termination income and/or restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the tables above for the segment results. For the income and earnings per share non-GAAP measures, management believes it is useful for investors to understand how its core operations performed without the effects of the two non-recurring income items and also without the impact of the costs incurred in executing its restructuring plans. Excluding these items allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude the non-recurring income and the costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the current global economic turmoil, other general economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2008 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast
Kimball International will conduct its second quarter financial results conference call beginning at 11:00 AM Eastern Time today, February 6, 2009. To listen to the live conference call, dial 866-770-7125, or for international calls, dial 617-213-8066. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 20, 2009, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 59618018.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the second quarter ended December 31, 2008, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	December 31, 2008	December 31, 2007
Net Sales	$ 327,606	100.0%	$ 347,794	100.0%
Cost of Sales	271,285	82.8%	281,114	80.8%
Gross Profit	56,321	17.2%	66,680	19.2%
Selling and Administrative Expenses	48,992	15.0%	60,179	17.3%
Other General Income	(9,906)	(3.0%)	0	0.0%
Restructuring Expense	1,053	0.3%	623	0.2%
Operating Income	16,182	4.9%	5,878	1.7%
Other Income (Expense) - Net	(3,854)	(1.1%)	319	0.1%
Income from Continuing Operations Before Taxes on Income	12,328	3.8%	6,197	1.8%
Provision for Income Taxes	4,146	1.3%	1,957	0.6%
Income from Continuing Operations	8,182	2.5%	4,240	1.2%
Loss from Discontinued Operations, Net of Tax	0	0.0%	0	0.0%
Net Income	$ 8,182	2.5%	$ 4,240	1.2%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.22		$0.11
Class B	$0.22		$0.12
Diluted from Continuing Operations:
Class A	$0.22		$0.11
Class B	$0.22		$0.11
Basic:
Class A	$0.22		$0.11
Class B	$0.22		$0.12
Diluted:
Class A	$0.22		$0.11
Class B	$0.22		$0.11

Average Shares Outstanding
Basic	37,059		36,926
Diluted	37,490		37,432

(Unaudited)	Six Months Ended
($000's, except per share data)	December 31, 2008	December 31, 2007
Net Sales	$ 667,101	100.0%	$ 681,731	100.0%
Cost of Sales	552,268	82.8%	547,271	80.3%
Gross Profit	114,833	17.2%	134,460	19.7%
Selling and Administrative Expenses	102,297	15.3%	119,674	17.6%
Other General Income	(9,906)	(1.5%)	0	0.0%
Restructuring Expense	2,016	0.3%	944	0.1%
Operating Income	20,426	3.1%	13,842	2.0%
Other Income (Expense) - Net	(4,633)	(0.7%)	2,649	0.4%
Income from Continuing Operations Before Taxes on Income	15,793	2.4%	16,491	2.4%
Provision for Income Taxes	5,427	0.8%	5,689	0.8%
Income from Continuing Operations	10,366	1.6%	10,802	1.6%
Loss from Discontinued Operations, Net of Tax	0	0.0%	(124)	(0.0%)
Net Income	$ 10,366	1.6%	$ 10,678	1.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.28		$0.29
Class B	$0.28		$0.29
Diluted from Continuing Operations:
Class A	$0.27		$0.28
Class B	$0.28		$0.29
Basic:
Class A	$0.28		$0.29
Class B	$0.28		$0.29
Diluted:
Class A	$0.27		$0.28
Class B	$0.28		$0.28

Average Shares Outstanding
Basic	37,036		37,279
Diluted	37,519		37,786

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Six Months Ended
($000's)	December 31, 2008	December 31, 2007
Net Cash Flow provided by Operating Activities	$ 12,894	$ 29,813
Net Cash Flow used for Investing Activities	(21,087)	(607)
Net Cash Flow provided by (used for) Financing Activities	8,312	(30,798)
Effect of Exchange Rates	(2,961)	2,569
Net (Decrease) Increase in Cash and Cash Equivalents	(2,842)	977
Cash and Cash Equivalents at Beginning of Period	30,805	35,027
Cash and Cash Equivalents at End of Period	$ 27,963	$ 36,004

Condensed Consolidated Balance Sheets
	(Unaudited)
($000's)	December 31, 2008	June 30, 2008
Assets
Cash, Cash Equivalents and Short-Term Investments	$ 79,921	$ 82,440
Receivables, Net	172,331	180,307
Inventories	156,084	164,961
Prepaid Expenses and Other Current Assets	35,157	37,227
Assets Held for Sale	15,081	1,374
Property and Equipment, Net	197,813	189,904
Goodwill	17,163	15,355
Other Intangible Assets, Net	11,317	13,373
Other Assets	14,487	37,726
Totals	$ 699,354	$ 722,667

Liabilities & Share Owners' Equity
Current Liabilities	$ 301,183	$ 303,707
Long-Term Debt, Less Current Maturities	410	421
Other	20,038	26,072
Share Owners' Equity	377,723	392,467
Totals	$ 699,354	$ 722,667

Supplementary Information

Components of Other Income, Net

(Unaudited)	Three Months Ended		Six Months Ended
($000's)	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Interest Income	$ 669	$ 714	$ 1,444	$ 1,587
Interest Expense	(614)	(524)	(1,390)	(920)
Foreign Currency/Derivative Gain (Loss)	(1,499)	667	(988)	752
Loss on Supplemental Employee Retirement Plan Investment	(2,234)	(354)	(3,357)	(205)
Polish offset credit program	0	0	0	1,324
Other Non-Operating Income (Expense)	(176)	(184)	(342)	111
Other Income (Expense), Net	$ (3,854)	$ 319	$ (4,633)	$ 2,649

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
($000's, except per share data)

Income from Continuing Operations, Excluding Timber and Land Sale Gain, Contract Termination Income, and Restructuring Charges

	Three Months Ended
	December 31,	December 31,
	2008	2007
Income from Continuing Operations, as reported	$ 8,182	$ 4,240
Timber and Land Sale Gain, Net of Tax	(4,797)	0
Contract Termination Income, Net of Tax	(1,562)	0
Restructuring Charges, Net of Tax	661	375
Income from Continuing Operations, Excluding Timber and Land Sale Gain, Contract Termination Income, and Restructuring Charges	$ 2,484	$ 4,615

Earnings Per Class B Diluted Share from Continuing Operations, Excluding Timber and Land Sale Gain, Contract Termination Income, and Restructuring Charges

Earnings per Class B Diluted Share from Continuing Operations, as reported	$0.22	$0.11
Impact of Timber and Land Sale Gain per Class B Diluted Share	(0.13)	0
Impact of Contract Termination Income per Class B Diluted Share	(0.04)	0
Impact of Restructuring Charges per Class B Diluted Share	0.02	0.01
Earnings per Class B Diluted Share from Continuing Operations, Excluding Timber and Land Sale Gain, Contract Termination Income, and Restructuring Charges	$0.07	$0.12